QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
HARRAH'S ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Harrah's Entertainment, Inc. One Harrah's Court Las Vegas, Nevada 89119 USA

March 3, 2005

Dear Fellow Stockholders:

        We cordially invite you to attend our 2005 Annual Meeting of Stockholders, which will be held on Thursday, April 28, 2005, at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada.

        At the meeting, we will elect four directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2005.

        Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

        We look forward to seeing you at the meeting.

Sincerely,

Gary W. Loveman Chairman of the Board, Chief Executive Officer and President

HARRAH'S ENTERTAINMENT, INC.
NOTICE OF MEETING

        The 2005 Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada on Thursday, April 28, 2005, at 11:00 a.m. for the following purposes:

  1.
  To elect four Class III directors for three-year terms;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 calendar year; and

  3.
  To transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

        Stockholders of record owning shares of Company common stock at the close of business on February 28, 2005, are entitled to vote at the meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the Company's executive offices at One Harrah's Court, Las Vegas, Nevada 89119.

        YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1 AND 2.

Stephen H. Brammell Corporate Secretary

March 3, 2005

        PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, OR GRANT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

Introduction

        Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        In this Proxy Statement:

  •
  "we" and "the Company" mean Harrah's Entertainment, Inc. Our executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119; and

  •
  "Annual Meeting" means the 2005 Annual Meeting of Stockholders to be held on April 28, 2005, at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and any adjournment or postponement thereof.

        A copy of our 2004 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 22, 2005.

QUESTIONS AND ANSWERS

        WHAT IS THE PURPOSE OF THE ANNUAL MEETING? At the annual meeting, stockholders will be asked to vote on the following proposals:

  1.
  To elect four Class III directors for three-year terms; and

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 calendar year.

        The stockholders also will transact any other business that properly comes before the meeting.

        WHO IS ENTITLED TO VOTE? The record date for the meeting is February 28, 2005. Only stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date there were 113,829,345 shares of common stock outstanding. You may also have another person attending the meeting represent you by signing a proxy designating that person to act on your behalf.

        WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER? If you are the beneficial owner of shares held in "street name" by a broker, then your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, then your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items, for which you do not give instructions, the shares will be treated as "broker non-votes." A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals to be presented at the 2005 meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

        WHAT IF I HOLD SHARES IN THE COMPANY STOCK FUND OF THE HARRAH'S ENTERTAINMENT, INC. SAVINGS AND RETIREMENT PLAN OR THE HORSESHOE GAMING HOLDING CORP. 401(k) PLAN? If you are a participant in the Company Stock Fund of either plan, you have the right to vote the shares in your account. To do this, you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card. Your proxy card or telephone or Internet instructions will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate on the proxy card or in your telephone or Internet instructions. In order to do this, the plan trustee will receive overall vote tallies from our proxy tabulator, The Bank of New York, for all participants in each plan. The overall vote tallies will not show how individual participants voted. The trustee will then register the vote tallies with the Inspector of Elections at the Annual Meeting. If a plan participant's voting instruction is not received by The Bank of New York before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the investment committee under the plan or a delegated member of such committee.

        HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING? The holders of a majority of the shares of our common stock outstanding on the record date, in person or by a valid proxy,

must be present at the meeting for any business to be conducted. Proxies received but marked as abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING? If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

        HOW DO I VOTE?

  1.
  YOU MAY VOTE BY MAIL. If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

  2.
  YOU MAY VOTE BY TELEPHONE. If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

  3.
  YOU MAY VOTE ON THE INTERNET. If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

        If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in "street name" and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

        CAN I VOTE BY TELEPHONE OR ON THE INTERNET IF I AM NOT A REGISTERED STOCKHOLDER? If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet. Participants in the Company Stock Fund of the Savings and Retirement Plan can submit their proxy by telephone or on the Internet.

        CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY? Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

  •
  signing and returning another proxy card with a later date;

  •
  submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

  •
  giving written notice of revocation to the Company's Secretary prior to or at the Annual Meeting or voting at the Annual Meeting.

        Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed. Any written notice revoking a proxy should be sent to our Corporate Secretary at One Harrah's Court, Las Vegas, Nevada 89119 and must be received before the polls are closed.

        WHO WILL COUNT THE VOTES? The votes will be tabulated and certified by our transfer agent, The Bank of New York. A representative of The Bank of New York will serve as the inspector of elections.

        HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS? Your Board recommends that you vote:

  •
  FOR election of the four nominees to the Board of Directors; and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2005.

        WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED? If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR all proposals listed on the proxy card.

        WILL ANY OTHER BUSINESS BE CONDUCTED AT THE MEETING? Our Board of Directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which a proxy has discretionary authority, however, the proxy holders will vote your shares in accordance with their best judgment.

        WHAT ARE MY VOTING OPTIONS ON EACH PROPOSAL? You have three choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. On the other matters, by checking the appropriate box, you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal.

        HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS? Pursuant to our bylaws, an affirmative vote of a majority of shares of common stock represented and entitled to vote at the meeting, excluding abstentions, is required to approve the proposals before the Annual Meeting.

        HOW WILL ABSTENTIONS BE TREATED? If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, the affirmative vote of a majority of the shares of common stock present at the meeting, excluding abstentions, is required for approval of the remaining proposals, so we will not treat abstentions as votes for or against a proposal.

        WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION? If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

BOARD OF DIRECTORS

General Information—Election of Directors

        Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board periodically to set the number of directors within that range by a majority vote. The number of director positions currently set by the Board is eleven. The Board of Directors currently has one vacancy resulting from the retirement of Philip G. Satre on January 1, 2005.

        Our Certificate of Incorporation also divides our Board of Directors into three classes with staggered terms. Each class of directors is elected for a term of three years. Four Class III directors are to be elected at the 2005 Annual Meeting for a three-year term ending in 2008.

        In addition to Class III directors, there are currently three Class I directors with terms expiring in 2006 and three Class II directors with terms expiring in 2007. In connection with the pending merger with Caesars Entertainment, Inc. and pursuant to the merger agreement by and among the Company, Harrah's Operating Company, Inc. and Caesars, our Board of Directors will, at or prior to the effective date of the merger, take all necessary action so that, effective immediately following the effective date of the merger, Mr. William Barron Hilton, a current director of Caesars, and Stephen F. Bollenbach, Chairman of the Board of Caesars, will be appointed to our Board of Directors. Mr. Hilton will be a Class I director with a term expiring in 2006, and Mr. Bollenbach will be a Class II director with a term expiring in 2007. In addition, prior to the completion of the merger, our Nominating/Corporate Governance Committee will consider recommending for appointment an additional Caesars director to our Board. The size of the Board would be increased to enable these appointments to occur.

        Our Board has nominated the following individuals for election to Class III positions with their term in office expiring in 2008: Barbara T. Alexander, Frank J. Biondi, Jr., Robert G. Miller, and Christopher J. Williams.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THESE NOMINEES.

        In the event that any of these nominees becomes unable or decides not to serve as a director at the time of the Annual Meeting, our Board will either reduce the number of directors to be elected or select a substitute nominee, and the proxy will be voted for the substitute. We presently have no reason to believe that the nominees listed above will be unable or will decide not to serve if elected, and each nominee has informed us that he or she consents to serve and will serve if elected.

Nominees for Director: Class III, Term to Expire 2008

Barbara T. Alexander

Ms. Alexander, 56, an independent consultant, was Senior Advisor for UBS Warburg, an investment banking firm, from October 1999 to January 2004. She was a Managing Director of Dillon Read & Co, Inc., an investment banking firm, and successor companies from January 1992 until October 1999. She is also a director of Centex Corporation, a building and related services company, Burlington Resources, an independent oil and gas company, and Federal Home Loan Mortgage Corporation ("Freddie Mac"), a stockholder-owned company that supports home ownership and rental housing. Ms. Alexander has been a director of the Company since February 2002. She is Chairperson of the Audit Committee and is a member of the Finance Committee.

Frank J. Biondi, Jr.

Mr. Biondi, 60, is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media. He has held this position since June 1999. He was Chairman and Chief Executive Officer of Universal Studios from April 1996 through November 1998 and President and Chief Executive Officer of Viacom, Inc. from July 1987 through January 1996. He is also a director of The Bank of New York Company, Inc., a financial holding company and provider of banking and financial services, Amgen, Inc., a biotechnology company, Hasbro, Inc., a developer of children's and family leisure time entertainment products and Cablevision Systems Corporation, an entertainment and telecommunications company. He has been a director of the Company since May 2002. He is Chairman of the Human Resources and Nominating/Corporate Governance Committees.

Robert G. Miller

Mr. Miller, 60, is Chairman of the Board of Rite-Aid, Inc., a retail pharmacy chain, a position he has held since December 1999. He was Chief Executive Officer of that company from December 1999 to July 2003. He was Vice Chairman and Chief Operating Officer of The Kroger Co., a grocery supermarket company, from May 1999 until December 1999, Vice Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. a grocery supermarket company, from July 1998 to May 1999, and Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. from 1991 to July 1998. He is also a director of Wild Oats Markets, Inc., a natural and organic foods retailer, and serves as its Chairman. He has been a director of the Company since May 1999 and is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

Christopher J. Williams

Mr. Williams, 47, has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He is also a director of The Partnership for New York City, the National Association of Securities Professionals, the Securities Industry Association, and Wal-Mart Stores, Inc., a retail store company. He has been a director of the Company since November 2003 and is a member of the Audit Committee of the Board.

        The terms of the Company's three Class I directors expire at the annual meeting of stockholders to be held in 2006, and the terms of the Company's three Class II directors expire at the annual meeting of stockholders to be held in 2007. Following is information about each Class I and Class II director.

Directors: Class I, Term Expires 2006

Joe M. Henson

Mr. Henson, 71, a private investor, was a director and Chairman of the Board of LEGENT Corporation, a computer systems software and services company, from October 1989 until February 1995 and was a director of that company and Chairman of its Executive Committee from January 1995 to May 1995. He was Chief Executive Officer of LEGENT Corporation from October 1989 to April 1992. He has been a director of the Company since April 1991. He is a member of the Audit and Finance Committees of the Board.

R. Brad Martin

Mr. Martin, 53, has been Chairman of the Board and Chief Executive Officer of Saks Incorporated (formerly Proffitt's, Inc.), a retail department store company, since 1989. He is also a director of First Horizon National Corporation, a banking corporation. Mr. Martin has been a director of the Company since July 1996.

Gary G. Michael

Mr. Michael, 64, a private investor, was Chairman of the Board and Chief Executive Officer of Albertsons, Inc., a grocery supermarket company, from February 1991 to April 2001. He is also a director of Questar, Inc., an energy development company, OfficeMax Incorporated, a business-to-business and retail distributor of office products, IDACORP, Inc., an energy company, and The Clorox Company, a household products manufacturing company. Mr. Michael has been a director of the Company since November 2001. He is a member of the Audit and Finance Committees of the Board.

Directors: Class II, Term Expires 2007

Ralph Horn

Mr. Horn, 64, a private investor, was Chairman of the Board of First Tennessee National Corporation, a banking corporation, from January 1996 until December 2003. He was a director of that company from July 1991 to December 2003 and was its Chief Executive Officer from April 1994 to July 2002, its President from July 1991 to July 2002, and its Chief Operating Officer from 1991 to 1994. He has been a director of the Company since July 1995. He is also a director of Gaylord Entertainment Company, a hospitality and entertainment company, and Mid-America Apartment Communities, Inc., an umbrella partnership real estate investment trust. He is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

Gary W. Loveman

Mr. Loveman, 44, has been a director of the Company since February 2000, Chief Executive Officer since January 2003, and Chairman of the Board since January 2005. He has been the Company's President since April 2001 and was its Chief Operating Officer from May 1998 through December 2002. He was a member of the three-executive Office of the President from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration from 1994 to 1998, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. He is also a director of Coach, Inc., a designer and marketer of high quality handbags and women's and men's accessories.

Boake A. Sells

Mr. Sells, 67, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc., a retail pharmacy chain, from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He has been a director of the Company since February 1990. He is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

The Board of Directors and Committees of the Board

        The Company has adopted Corporate Governance Guidelines governing the conduct of its Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating/Corporate Governance Committee are attached as exhibits to the Guidelines. The Company has also approved a process by which stockholders may communicate with the Board. The Corporate Governance Guidelines and the process for communicating with the Board of Directors are posted on the Company's web site at www.harrahs.com under the "Investor Relations" link on our home page. The Company will provide a copy of its Corporate Governance Guidelines, including charters of each of these committees, upon receipt of a written request addressed to Harrah's Entertainment, Inc., Attn: Corporate Secretary, One Harrah's Court, Las Vegas, Nevada 89119.

        Our Board of Directors met ten times during 2004. During the year, overall attendance by incumbent directors averaged 99% at Board meetings and 98% at Committee meetings. All of the members of our Board of Directors attended our 2004 Annual Meeting of Stockholders.

        The non-management members of our Board of Directors regularly meet in executive sessions in conjunction with each regularly scheduled meeting of the Board. Mr. Robert G. Miller has been chosen to preside over all executive sessions of the non-management directors.

        A majority of our directors are independent directors. Our Board of Directors determines whether a director is independent through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director not merely from the director's standpoint, but also that of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the standards of the New York Stock Exchange ("NYSE") and has adopted and employed the categorical standards described on Annex A in determining whether a relationship is material and, thus, would disqualify a director from being independent. Using these standards, the Board of Directors has affirmatively determined that none of the following directors have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and therefore they each qualify as independent directors: Ms. Alexander and Mssrs. Biondi, Henson, Horn, Michael, Miller, Sells and Williams. Mr. Loveman, an officer of the Company, has not been determined to be independent. The Board has not determined Mr. Martin to be independent due to a previous landlord/tenant relationship with the Company that ended in all material respects in 2003. However, the Board has determined that Mr. Martin would be independent except for the application of the "look-back" periods included within the NYSE's corporate governance rules regarding director independence.

        Our Board committees include standing Audit, Human Resources, and Nominating/Corporate Governance committees.

        The Audit Committee is comprised of four members, each of whom has been determined to be independent as set forth in the listing requirements of the NYSE and Securities and Exchange Commission. Additionally, our Board of Directors has determined that each of the members of our Audit Committee is an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee met fifteen times during 2004. The responsibilities of the Audit Committee are outlined in a written charter which is available on our website. We limit the number of public company audit committees on which members of our Audit Committee may serve to four other public company audit committees. Mr. Michael, a member of the Committee, serves on the audit committee of three other public companies. The Board of Directors has determined that such service does not impair his ability to serve as a member of the Company's Audit Committee.

        The Human Resources Committee is comprised of four members, each of whom has been determined to be independent as set forth in the listing requirements of the NYSE. The Human Resources Committee met five times during 2004. This Committee serves as the Company's compensation committee and has overall responsibility for approving and evaluating the director and officer compensation plans, programs and policies of the Company. It reviews and approves the Chief Executive Officer's objectives and compensation, and also approves the annual compensation of the Chief Operating Officer, Chief Financial Officer and other executive officers. The Human Resources Committee also administers the Company's bonus and other incentive compensation plans.

        The Nominating/Corporate Governance Committee is comprised of four members, each of whom has been determined to be independent as set forth in the listing requirements of the NYSE. The Nominating/Corporate Governance Committee met one time during 2004. It acts as the nominating committee of the Board. It considers and makes recommendations concerning the Board's size and composition, the number of non-management directors, the qualifications of members and potential nominees for membership, including nominees recommended by stockholders, and membership of committees of the Board. The Nominating/Corporate Governance Committee is also responsible for identifying criteria for Board membership. Such criteria shall ensure that directors are chosen based on perspective, experience, knowledge, and independence of judgment, enabling them to contribute most effectively to the functioning of the Board and the meeting of its responsibilities. Directors will be selected without regard to race, religion, sex, or national origin. Age shall be a consideration in selecting new directors so as to maintain a sound age balance on the Board and so that turnover through retirement at reasonable intervals can be expected. There should be a predominance of business backgrounds, balanced by qualified individuals who can bring additional sets of experiences and perspectives to the Board. Regional balance is desirable, and a high degree of interest and involvement are prime requisites. The Nominating/Governance Committee is also responsible for the development and recommendation to the Board of corporate governance guidelines applicable to the Company and oversight of the annual review of the Board's performance.

        In addition to its standing committees described above, the Board also has an ad hoc Finance Committee that is currently comprised of three members. It met one time during 2004 and is authorized to determine and approve transactions that will allow the Company to incur additional indebtedness within the limits established by the Board of Directors.

        Shareholders who wish to communicate with the Nominating/Corporate Governance Committee concerning potential candidates for our Board of Directors should do so by corresponding with the our Corporate Secretary addressed to Harrah's Entertainment, Inc., Attn: Corporate Secretary, One Harrah's Court, Las Vegas, Nevada 89119. Any such communication should be made in accordance with our bylaws. Our bylaws provide that any stockholder entitled to vote at the annual meeting may nominate a person for election to the Board by complying with the procedures set forth in Article III, Section 1, of the bylaws. In general, these procedures provide as follows: the notice from a stockholder must be received by the Company between 60 and 90 days before the annual meeting; if the Company has given less than 70 days notice or prior public disclosure of the date of the meeting, the notice from the stockholder must be received by the close of business on the 10th day following the date the Company's notice for the meeting was mailed or such public disclosure was made, whichever occurs first; the stockholder's notice must state the proposed nominee's name, age, business address, residence address, principal occupation, number of shares of common stock of the Company owned, and other information about the person as required under SEC rules for director nominees to be named in a proxy statement; the name, record address and number of shares of common stock of the Company owned by the stockholder recommending the proposed nominee; and the Company may require other information as may be reasonably required to determine the eligibility of the proposed nominee to serve as a director. A copy of our bylaws is available to a stockholder by sending a written request to our Corporate Secretary. The Nominating/Corporate Governance Committee follows the procedures in our bylaws and accordingly will consider candidates recommended by stockholders who comply with our bylaws. The Committee also considers the current composition of the Board and the criteria and guidelines for Board membership set forth in the Corporate Governance Guidelines and in the charter of the Nominating/Corporate Governance Committee, both of which documents are available on our website as previously mentioned. Service on our Board of Directors also requires the receipt of certain regulatory approvals. Proposed nominees recommended by stockholders in accordance with the above procedures, including our bylaw requirements, will receive the same consideration as nominees of the Nominating/Corporate Governance Committee.

Compensation of Directors

        Directors who are not employees of the Company or any of our subsidiaries earn a monthly fee of $10,000 plus $1,500 for each special committee meeting they attend as a committee member. Committee chairpersons receive an additional monthly retainer as follows: Audit Committee receives $1,250, Human Resources Committee receives $833.33, and Nominating/Corporate Governance Committee receives $416.67. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

        Pursuant to a directors stock program, a director automatically receives 50% of his or her director fees in all common stock in lieu of cash fees. Each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in all common stock in lieu of cash fees for the duration of the program. Three current directors made this election.

        Grants of our common stock pursuant to the plan are made every three months for an amount of our common stock, based on the market value on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in our common stock). Shares that are granted cannot be disposed of until the recipient is no longer a member of the Board of Directors. A director may make an annual election to defer, until six months after retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted six months after the director's retirement in a lump sum or in up to ten annual installments, as he or she may elect. These elections are made prior to each plan year. However, a director may request the modification of his or her choice as to a lump sum or installments by following specific procedures required by law. This request is subject to approval of the Human Resources Committee. The Company has created a trust to assure the payment of benefits pursuant to the directors stock program.

        Until May 1, 1996, directors were eligible to participate in another unfunded compensation deferral program, the Executive Deferred Compensation Plan. Four current non-management directors deferred part of their cash fees pursuant to the Executive Deferred Compensation Plan prior to May 1, 1996 and currently have account balances in the Plan. See "Certain Employment Arrangements" for more information about the Executive Deferred Compensation Plan.

        Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company. Incumbent non-management directors who served on the Board as of February 21, 2001, are entitled to participate in the Company's standard group health insurance plans while serving as a director (this program is not available to directors elected or appointed after February 21, 2001). The Company pays the premium cost for this insurance. During 2004, the total premium cost for these insurance benefits was approximately $8,327 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

        Non-management directors elected prior to February 21, 2001 received a grant of 1,000 shares of restricted stock vesting in ten annual installments over ten years. Directors who served a full ten years under this program received another ten-year grant of 1,000 shares. Current directors who have these grants are Messrs. Horn, Martin, Miller, and Sells. This program was terminated on February 21, 2001, with respect to further grants to new directors. Non-management directors who were initially elected between February 2001 and January 2004 received a non-qualified stock option grant of 5,000 shares upon being elected or appointed to the Board. Directors serving during that same time period received an annual nonqualified stock option grant of 2,000 shares. These particular stock option programs have been discontinued.

        Pursuant to the 2004 Equity Incentive Award Plan, directors are eligible for grants of equity awards as may be approved by the Human Resources Committee from time to time.

        In November 2003, our Board of Directors implemented stock ownership guidelines for its members. Within two years of first being elected, a director is expected to own and maintain a number of shares of the Company's common stock having a minimum value equal to two times his or her annual retainer. Shares granted to a director for his or her service on the Company's Board of Directors are included in determining the value of the director's holdings.

        Except as provided in the governing plan document and any administrative regulations thereunder governing the options, or unless otherwise approved by the Human Resources Committee, all unvested options granted to a non-management director will be forfeited and returned to the plan when the director leaves the Board.

        In connection with Philip Satre's retirement from the Board of Directors, he received personal gifts and an expense paid trip at a total cost to the Company (including tax gross ups) of approximately $86,400. Additionally, The Harrah's Foundation (the Company's 501(c)(3) non-profit charitable giving foundation) contributed $1,000,000 to the University of Nevada, Reno toward funding the endowment of the Philip G. Satre Chair in Gaming Studies.

Ownership of Harrah's Entertainment Securities

        The following table lists the beneficial ownership of our common stock as of January 31, 2005, for all current directors, including the nominees to the Board, our five executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned on January 31, 2005(a)(b)	% of Shares Outstanding (net of treasury shares) as of January 31, 2005
Barbara T. Alexander	8,901	*
Charles L. Atwood	303,969	*
Frank J. Biondi, Jr.	7,038	*
John M. Boushy	200,444	*
Stephen H. Brammell	191,180	*
Joe M. Henson	25,671	*
Ralph Horn	43,004	*
Gary W. Loveman	874,594	*
R. Brad Martin	25,577	*
Gary G. Michael	10,064	*
Robert G. Miller	14,362	*
Boake A. Sells	40,308	*
Christopher J. Williams	3,340	*
Timothy J. Wilmott	384,943	*
All directors and executive officers as a group	3,426,200	3.0%

*
Indicates less than 1%

(a)
Shares listed in the table include shares allocated to accounts under our Savings and Retirement Plan as of December 31, 2004. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Ms. Alexander, 3,334 shares; Mr. Atwood, 223,129 shares; Mr. Biondi, 4,834 shares; Mr. Boushy, 131,385 shares; Mr. Brammell, 115,976 shares; Mr. Henson, 3,334 shares; Mr. Horn, 3,334 shares; Mr. Loveman, 705,001 shares; Mr. Martin, 3,334 shares; Mr. Michael, 5,334 shares; Mr. Miller, 3,334 shares; Mr. Sells, 3,334 shares; Mr. Williams, 1,000 shares; Mr. Wilmott, 209,813 shares; all directors and executive officers as a group, 2,254,675 shares.

(b)
The amounts shown include the following rights to shares pursuant to our Non-Management Directors Stock Incentive Plan (including shares that may be acquired within 60 days pursuant to outstanding stock options) and deferred at the election of the directors: Mr. Biondi, 2,204 shares; Mr. Henson, 19,837 shares; Mr. Horn, 19,570 shares; Mr. Martin, 15,043 shares; Mr. Michael, 2,730 shares; Mr. Sells, 17,974 shares; Mr. Williams, 2,340 shares.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP, as our independent registered public accounting firm to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

        The action of the Board of Directors in appointing Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year 2005 will be ratified upon an affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2005.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider the retention of that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Other Matters at the Meeting

        The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Harrah's Entertainment, Inc.:

        Our role is to assist the Board of Directors in its oversight of the Company's financial reporting process. As set forth in our charter, the Company's management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2004.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and discussed with the independent auditors the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent auditors their firm's independence.

        Based on the review and discussion referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Barbara T. Alexander, Chairperson

Joe M. Henson Gary G. Michael Christopher J. Williams
February 24, 2005

        The above Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

FEES PAID TO DELOITTE & TOUCHE LLP

        The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2004 and 2003:

	2004	2003
	(in thousands)
Audit Fees(a)	$4,165	$2,238
Audit-Related Fees(b)	693	1,138
Tax Fees(c)	254	351
All Other Fees	6	10

Total	$5,118	$3,737

(a)
Fees for audit services billed in 2004 consisted of:

•
Audit of the Company's annual financial statements, including the audits of the various subsidiaries conducting gaming operations as required by the regulations of the respective jurisdictions.

•
Sarbanes-Oxley Act, Section 404 attestation services

•
Reviews of the Company's quarterly financial statements

•
Comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission ("SEC") matters

  Fees for audit services billed in 2003 consisted of:

  •
  Audit of the Company's annual financial statements, including the audits of the various subsidiaries conducting gaming operations as required by the regulations of the respective jurisdictions.

  •
  Reviews of the Company's quarterly financial statements

  •
  Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters

(b)
Fees for audit-related services billed in 2004 and 2003 consisted of:

•
Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations

•
Financial accounting and reporting consultations

•
Sarbanes-Oxley Act, Section 404 advisory services

•
Internal control reviews

•
Employee benefit plan audits

•
Agreed-upon procedures engagements

(c)
Fees for tax services paid in 2004 and 2003 consisted of tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $19,500 and $48,500 in 2004 and 2003, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

    i.
    Federal, state and local income tax return assistance

    ii.
    Requests for technical advice from taxing authorities

    iii.
    Assistance with tax audits and appeals

  •
  Fees for tax planning and advice services totaled $234,400 and $302,200 in 2004 and 2003, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

  i.
  Purchase and installation of tax return preparation software

  ii.
  Tax advice related to structuring certain proposed mergers, acquisitions and disposals

  iii.
  Tax advice related to the alteration of employee benefit plans

  iv.
  Tax advice related to an intra-group restructuring

		2004	2003
Memo:	Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.05:1	0.09:1

        In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

        The services performed by Deloitte & Touche in 2004 and 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003, meeting, and amended at its April 15, 2004, meeting. This policy describes the permitted audit, audit-related, tax and other services that Deloitte & Touche may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairperson of the Audit Committee. The Chairperson must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

        In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax and other services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

  1.
  The service is not an audit, review or other attest service;

  2.
  The estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;

  3.
  Such services were not recognized at the time of the engagement to be non-audit services; and

  4.
  Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.

        The fees approved under the de minimis provision were as follows:

	2004	2003
	(in thousands)
Audit-Related Services	$–	$38
Tax Services	25	–
All Other Services	6	11

EXECUTIVE OFFICER COMPENSATION

        The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and our four additional most highly compensated executive officers during 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1) Other Annual Compensation	($)(2) Restricted Stock Award(s)		(#) Securities Underlying Options	($)(3) All Other Compensation
Gary W. Loveman Chairman of the Board, Chief Executive Officer and President	2004 2003 2002	$1,322,692 1,213,654 1,018,462	$2,000,000 597,500 3,271,516	$184,799 365,583 158,003	$	— — 5,120,026	250,000 130,000 426,389	$46,211 15,555 14,352
Timothy J. Wilmott Chief Operating Officer	2004 2003 2002	948,461 858,576 595,214	1,434,074 379,168 565,784	— 63,956 —		— — 175,051	175,000 97,500 269,803	32,533 16,079 15,079
Charles L. Atwood Senior Vice President and Chief Financial Officer	2004 2003 2002	798,461 696,923 517,692	1,177,500 348,596 599,792	— — —		— — 983,614	123,000 75,000 65,000	25,349 14,029 13,035
John M. Boushy Senior Vice President and Chief Integration Officer	2004 2003 2002	565,461 430,154 394,154	521,390 109,904 395,000	— — —		— — —	60,000 45,547 40,334	39,279 32,815 32,637
Stephen H. Brammell Senior Vice President, General Counsel and Corporate Secretary	2004 2003 2002	361,346 332,038 310,615	300,169 84,836 311,250	— — —		— — —	30,000 28,467 50,000	12,423 21,505 20,220

(1)
Other Annual Compensation includes the amounts in the following table:

Name	Year	Company match on deferred compensation contributions		Allocated amount for aircraft usage and the associated taxes	Executive long term disability insurance	Allocated amount for company lodging
Gary W. Loveman	2004 2003 2002	$	— — 49,235	$38,150 145,010 —	$46,520 — —	$87,442 83,130 77,410
Timothy J. Wilmott	2004 2003 2002		— 39,515 —	— — —	— — —	— — —
Charles L. Atwood	2004 2003 2002		— — —	— — —	— — —	— — —
John M. Boushy	2004 2003 2002		— — —	— — —	— — —	— — —
Stephen H. Brammell	2004 2003 2002		— — —	— — —	— — —	— — —

        Other Annual Compensation for perquisites for Mr. Wilmott, Mr. Atwood, Mr. Boushy and Mr. Brammell in 2004 aggregated less than (a) 10% of the total annual salary or (b) $50,000, whichever is lower. Accordingly, no such amounts are included in the table. Perquisites for Mr. Loveman and Mr. Wilmott are included in the table only to the extent the amount exceeds 25% of the total perquisites of the respective executive. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are a function of deferred income voluntarily contributed by the executives.

(2)
Mr. Atwood was awarded 20,000 shares of restricted stock in 2002 pursuant to a Time Accelerated Restricted Stock Award Program ("TARSAP"). These shares will vest on January 1, 2007, provided the executive remains in active employment with the Company. Portions of the shares are eligible for earlier annual vesting in 2006 based on the Company's achievement of certain financial performance targets, and the remaining unvested shares will vest on January 1, 2007. Mr. Loveman received a grant of 108,378 shares of restricted stock in connection with his promotion to Chief Executive Officer. These shares will vest in increments of 25% on January 1, 2006, 25% on January 1, 2007, and 50% on January 1, 2008. Messrs. Loveman, Wilmott and Atwood also received a special award of restricted stock in 2002. The number of shares awarded was: Mr. Loveman, 2,976 shares; Mr. Wilmott, 4,341 shares; and Mr. Atwood, 3,797 shares. Fifty percent of these shares vested on February 27, 2003 and 50% vested on February 27, 2004. The number of unvested shares held by Messrs. Loveman, Wilmott, Atwood, Boushy and Brammell as of December 31, 2004 was 108,378, 80,000, 60,000, 40,000 and 40,000, respectively. The market value of the unvested restricted stock awards granted to Messrs. Loveman, Wilmott, Atwood, Boushy and Brammell as of December 31, 2004 was $7,249,404, $5,351,200, $4,013,400, $2,675,600 and $2,675,600, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(3)
All Other Compensation consists of the amounts in the following table:

Name	Year	Executive Term Life Insurance	Earnings in excess of market rates on retirement benefits under the DCP		Matching contributions to the Company's Savings and Retirement Plan	Matching contributions to the ESSP and earnings in excess of market rates on retirement benefits under the ESSP
Gary W. Loveman	2004 2003 2002	$2,975 — —	$	— — —	$6,150 12,000 11,000	$37,086 3,555 3,352
Timothy J. Wilmott	2004 2003 2002	— — —		— — —	6,150 12,000 11,000	26,383 4,079 4,079
Charles L. Atwood	2004 2003 2002	— — —		1,745 2,029 2,035	6,150 12,000 11,000	17,454 — —
John M. Boushy	2004 2003 2002	— — —		— 192 468	5,572 10,308 9,539	33,707 22,315 22,630
Stephen H. Brammell	2004 2003 2002	— — —		— — —	6,150 12,000 11,000	6,273 9,505 9,220

        As stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, "DCP") and an Executive Supplemental Savings Plan ("ESSP") under which the executives may defer a portion of their compensation. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee. The ESSP is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. In 2004, 2003, and 2002, Messrs. Loveman, Wilmott, Boushy and Brammell received an interest enhancement to convert their retirement benefits from the DCP to the ESSP, with payment of a portion of these amounts contingent on meeting certain requirements related to age and length of tenure with the Company.

        The following table gives information regarding grants of stock options made during 2004 to our executive officers named in the Summary Compensation Table, including information concerning the potential value of such options based on assumed annual rates of stock price appreciation for the seven-year option terms. The Human Resources Committee makes annual grants to employees in June of each year. The Committee has authority to change the annual grant date and to make option grants at other times.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(1)
Name	Number of Securities Underlying Options Granted(#)(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price($/Sh.)	Expiration Date	5%	10%
Gary W. Loveman	250,000	7.8%	$52.585	6/16/11	$5,351,844	$12,472,072
Timothy J. Wilmott	175,000	5.5%	52.585	6/16/11	3,746,291	8,730,451
Charles L. Atwood	123,000	3.8%	52.585	6/16/11	2,633,107	6,136,260
John M. Boushy	60,000	1.9%	54.265	10/14/11	1,325,478	3,088,928
Stephen H. Brammell	30,000.9%		52.585	6/16/11	642,221	1,496,649

(1)
The dollar amounts under these columns are the result of calculations at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, we did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2)
Employees vest in the right to exercise these options over a three-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

        The following table gives certain information concerning stock option exercises during 2004 by our executive officers named in the Summary Compensation Table. It also gives information concerning option values.

AGGREGATED OPTION EXERCISES IN 2004 AND
DECEMBER 31, 2004 OPTION VALUES

			Number of Securities Underlying Unexercised Options Held at December 31, 2004(#)		Value of Unexercised, In-the-Money Options at December 31, 2004($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary W. Loveman	189,062	$7,079,884	425,001	956,388	$14,964,676	$23,010,602
Timothy J. Wilmott	144,253	3,966,229	75,813	488,000	1,620,750	9,524,623
Charles L. Atwood	—	—	127,556	202,563	3,755,556	3,660,340
John M. Boushy	73,072	1,054,486	69,222	117,345	3,335,994	2,250,368
Stephen H. Brammell	58,808	2,185,317	70,570	74,895	1,940,730	1,556,447

(1)
Amount represents the difference between the aggregated option price of unexercised in-the-money options and a $66.89 market price on December 31, 2004, which was the closing price of our common stock on the last trading day of 2004.

Employment Arrangements

        Mr. Loveman's employment agreement provides that Mr. Loveman will serve as Chief Executive Officer and President from January 1, 2003 until January 1, 2008 at a current annual salary of $1,400,000, subject to annual merit reviews by the Human Resources Committee. Pursuant to the agreement, Mr. Loveman received a grant of stock options valued at $5 million and a deferrable restricted stock grant having an estimated value of $5 million (based on the price of the common stock on the date of the grant) pursuant to the Company's 2001 Executive Stock Incentive Plan (the "Promotional Award"). The stock options have a term of seven years. Both the stock options and the restricted stock will vest in increments of 25% on January 1, 2006, 25% on January 1, 2007, and 50% on January 1, 2008, based on his continued employment.

        Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and long-term incentive compensation (equity awards) as approved by the Human Resources Committee. Mr. Loveman received an individual supplemental long-term disability policy with a maximum benefit of $5,000,000 payable in one lump sum fully paid by the Company during the term of his agreement. The agreement also requires Mr. Loveman, for security purposes, to use the Company's aircraft, or other private aircraft, for himself and his family for business and personal travel. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign.

        If the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason (as defined in the agreement):

  •
  Mr. Loveman's salary and right to participate in Company benefit plans (other than bonus and long-term incentive plans) will continue for a period of two years beginning on the date of termination;

  •
  His stock options and restricted stock will continue to vest during this two-year period (including 100% vesting upon a change in control), with any unvested options that do not vest before the expiration of the two-year period to be forfeited, except those provided pursuant to the Promotional Award;

  •
  The Promotional Award will continue to vest according to its regular vesting schedule; and

  •
  He will receive any bonus accrued for the prior year and pro-rata for the current year up to the date of termination for any termination without cause or for resignation for good reason, as defined.

        If the Company terminates the agreement for cause, Mr. Loveman's unvested stock options and any shares of unvested restricted stock, including those received as part of his Promotional Award, will be cancelled and his salary will end.

        After his employment with the Company terminates, Mr. Loveman will be entitled to participate in the Company's group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur annual imputed taxable income equal to the amount of the Company's payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company's group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur annual imputed taxable income equal to the premium cost of this benefit.

        If a change in control were to occur during Mr. Loveman's employment agreement, and his employment was terminated involuntarily or he resigned for good reason (as defined) within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, Mr. Loveman would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement. This would also be the case if a change in control were to occur under certain circumstances and Mr. Loveman voluntarily terminated his employment during a 30-day period following the first anniversary of the change in control.

        The agreement provides that Mr. Loveman will not compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

        We also have employment agreements with our other executive officers named in the Summary Compensation Table, which provide that they are employed at the salaries described in the Table for 2004, subject to merit increases as we may approve. Mr. Wilmott's agreement expires January 1, 2008. Mr. Boushy's and Mr. Brammell's agreements expire July 26, 2007, and January 8, 2008, respectively. Mr. Atwood's agreement expires June 21, 2005. During the term of the employment agreement, each executive is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and equity awards under the Company's Equity Incentive Award Plan as approved by the Human Resources Committee. The Company can terminate the employment agreement immediately with cause, or without cause upon 30 days prior written notice. The executive can voluntarily resign upon 30 days prior written notice, or upon six months prior written notice if he or she is going to work or act in competition with the Company. See discussion below concerning an amended employment agreement with Mr. Boushy.

        If the Company terminates the agreement without cause or does not renew it when it expires, the executive will receive eighteen months' salary continuation and will not compete with the Company during that time. Stock options and stock appreciation rights will generally continue to be exercisable and to vest during the salary continuation, including vesting upon a change in control. Unvested shares of regular restricted stock are forfeited as of the executive's termination date. TARSAP shares would not vest during the salary continuation unless the performance targets were achieved and the Human Resources Committee, in its discretion, were to approve the vesting as an exception based on the recommendation of our Chief Executive Officer. If there were a change in control during the salary continuation and noncompete period, any unvested stock options would vest, and the next scheduled vesting installment of TARSAP shares would vest. If the Company terminates the employment agreement for cause or if the executive voluntarily resigns, the executive's unvested options and any shares of unvested restricted stock, including TARSAP shares, will be cancelled, and all salary and benefits will end.

        If the executive attains specified age and service requirements and his or her employment then terminates other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage. We will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

        For executives in the Executive Deferred Compensation Plan ("EDCP"), the executive will earn the retirement rate under the EDCP if he or she attains specified age and service requirements and if his or her employment is terminated without cause or if we elect not to renew the agreement when it expires. The executive receives service credit under the EDCP for any salary continuation and noncompete period. One of the executives named in the Summary Compensation Table, Mr. Atwood, has attained the specified age and service requirements under the EDCP.

        In connection with the anticipated integration of Caesars Entertainment, Inc. into the Company in which Mr. Boushy is expected to play an important role, Mr. Boushy's employment agreement was amended by the Human Resources Committee effective July 26, 2004, to provide a three year term, a salary of $750,000 and a promotional award of 60,000 stock options under the 2004 Equity Incentive Award Plan (granted on October 13, 2004) vesting in one-third increments on January 1, 2005, January 1, 2006, and January 1, 2007.

Severance Agreements

        We have entered into severance agreements with each of the executives listed in the Summary Compensation Table above (the "Severance Agreements"). The Severance Agreements relate to a change in control. We believe these agreements reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. Mr. Loveman's and Mr. Wilmott's Severance Agreements became effective January 1,

2003. The Severance Agreements of Messrs. Atwood, Boushy and Brammell became effective January 1, 2004.

        The Severance Agreements provide, under the circumstances described below, for a compensation payment (the "Compensation Payment") of three times the executive's "annual compensation" (which includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options).

        Pursuant to his Severance Agreement, Mr. Loveman is entitled to a Compensation Payment if (i) within two years after a change in control of the Company, his employment terminates involuntarily or if he resigns for good reason (as defined); (ii) his employment is terminated without cause within six months before a change in control (under defined circumstances); or (iii) he voluntarily terminates his employment during a 30-day period following the first anniversary of a change in control under certain circumstances. The other executives under Severance Agreements are entitled to Compensation Payments after a change in control if, within two years of the change in control, their employment is terminated involuntarily, or they resign with good reason (as defined), or if their employment is terminated without cause within six months before a change in control (under defined circumstances).

        A change in control is defined in the Severance Agreements as the occurrence of any of the following:

        1.     any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities;

        2.     within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board;

        3.     the closing of a merger or other reorganization where the voting securities of the Company prior to the merger or reorganization represent less than a majority of the voting securities after the merger or consolidation; or

        4.     stockholder approval of the liquidation or dissolution of the Company.

        In addition to Compensation Payments described above, under the Severance Agreements, executives receive accelerated vesting of certain stock options and restricted stock, or if the executive's employment terminates subsequent to a change in control or within six months before the change in control under defined circumstances, accelerated vesting of all options and restricted stock ("Accelerated Payments"). Any unvested restricted stock and stock options granted prior to 2001 will vest automatically upon a change in control regardless of whether the executive is terminated, as will any stock options granted in 2001 or later which are not assumed by the acquiring company. All unvested stock options granted in 2001 and later, including those assumed by the acquiring company, will vest if the executive becomes eligible for a Compensation Payment. At the election of the Company, the Company may "cash out" all or part of the executive's outstanding and unexercised options.

        None of the executives is entitled to a Compensation Payment after a change in control if their termination is (i) by the Company for cause (as defined), or (ii) voluntary and not for good reason (as defined) except as permitted for Mr. Loveman during a 30-day period following the first anniversary of the change in control.

        If an executive becomes entitled to payments under a Severance Agreement ("Severance Payments") which is subject to a federal excise tax imposed on the executive (the "Excise Tax"), the severance agreements require the Company to pay the executive an additional amount (the "Gross-Up Payment") so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

        Each Severance Agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless we give the executive six months notice of non-renewal. In cases where a potential change in control (as defined) has occurred or the non-renewal is done in contemplation of a potential change in control, we must give the executive one year's notice. Each Severance Agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

        The Compensation Payments and Accelerated Payments, respectively, that would have been payable to our executive officers named in the Summary Compensation Table for the Company on January 1, 2005, if (i) a change in control occurred and such executives had been terminated as of that date, and (ii) the Company elected to "cash out" all of the outstanding and unvested stock options of the executives under the Severance Agreements, would have been approximately: Mr. Loveman, $8,968,718 and $46,694,683; Mr. Atwood, $3,666,388 and $12,321,796; Mr. Boushy, $3,188,000 and $8,824,462; Mr. Brammell, $1,805,250 and $6,372,777; and Mr. Wilmott, $4,331,749 and $17,546,573. The Accelerated Payments include the value of any unvested restricted stock, including TARSAP shares, and unexercised stock options that would accelerate upon a change in control and termination of employment, based on the market price of our common stock on December 31, 2004.

        Mr. Atwood has an account in the EDCP; he has attained the specified age and service requirements set forth in the EDCP, although he is not allowed to contribute any new deferral into the EDCP. Pursuant to the EDCP, Mr. Atwood's deferred amounts earn interest at a retirement rate (which cannot be lower than a specified formula rate) which is approved annually by the Human Resources Committee. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The retirement rate on post-1995 deferrals during 2004 was the Plan's minimum retirement rate, and the retirement rate during 2005 for post-1995 deferrals has been approved once again at the Plan's minimum retirement rate.

        We have established an escrow fund and have deposited into it insurance policies and cash proceeds received from insurance policies. This escrow fund assures the payment of benefits, as they accrue, to participants in the EDCP and in another deferred compensation plan, including, among other participants, our executive officers and non-management directors. The escrow fund is subject to the claims of our creditors in the case of our insolvency or bankruptcy.

        Further deferrals into the EDCP were terminated in 2001 when the Human Resources Committee approved the Executive Supplemental Savings Plan ("ESSP"), which permits certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. Effective December 2004, further deferrals after December 2004 into ESSP were terminated and the Company approved the Executive Supplemental Savings Plan II ("ESSP II") that complies with the American Jobs Creation Act of 2004 and allows deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a new escrow fund was established similar to the escrow fund for the EDCP. The new escrow fund is funded to match the various types of investments selected by participants for their deferrals.

        ESSP and ESSP II do not provide a fixed interest rate as does the EDCP and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company's market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant's termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Four of the executive officers named in the Compensation Table, Messrs. Boushy, Brammell, Loveman and Wilmott elected to participate in the Enhancement Program. As a result, these executive officers no longer have accounts in the EDCP.

        While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

        In 2002, our Board adopted a policy requiring our executives to own shares of our common stock, excluding stock options or unvested restricted stock, having a value equal to or greater than an established multiple ranging between one times and three times the executive's annual base salary. Mr. Loveman is required to own shares having a value equal to three times his annual base salary, Mssrs. Atwood and Wilmott are required to own shares having a value equal to twice their annual base salary, and Messrs. Boushy and Brammell are required to own shares having a value equal to their respective annual base salaries. The policy requires executives to achieve the mandatory level of stock ownership on or before January 1, 2006.

Report of the Human Resources Committee on Executive Compensation

        The Human Resources Committee is composed entirely of non-management directors who also qualify as "independent directors" under the rules of the New York Stock Exchange. The Committee is responsible for approving the compensation of our executive officers, including the executive officers named in the Summary Compensation Table, and approving equity awards for each executive officer.

        Executive Compensation Policy.    The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Pursuant to this policy:

  •
  salaries are linked to competitive factors and salary increases are based primarily on merit;

  •
  the annual bonus program is competitively-based and provides incentive compensation based on our financial performance; and

  •
  long-term compensation is tied to enhancing shareholder value and to our financial performance.

        In summary, our executive compensation policy is primarily based on performance, with a large portion of potential executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 500 key employees participate in the Company's long-term incentive plans.

        The following discussion describes the basic components of our executive compensation policy described in further detail.

        Total Compensation Competitively-Based.    For 2004, total compensation for executive officers was targeted to be within a range formed by the mean of amounts paid to executives employed in similar positions in the three largest U.S. public gaming companies on one end and the median of a combined group of public companies engaged in the restaurant, hospitality, entertainment and retail industries on the other. In light of the anticipated merger with Caesars Entertainment, Inc., it is expected that the comparative group will be modified for 2005 to comprise a group of public companies, of relevant size and approaches to business similar to ours, in the hospitality, gaming, entertainment, restaurant, and retail industries.

        Salary.    Salaries are reviewed each year and increases are based primarily on (i) an executive's accomplishment of various performance objectives and (ii) competitive salaries of executives holding similar positions within the comparison group. Specific weights for each factor may be established in some circumstances. In addition, salary can be substantially increased if an executive officer is promoted to a higher position or is given greater responsibilities. The Committee approves merit salary increases for all executive officers.

        In general, the objectives of executive officers (other than the Chief Executive Officer) are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights may be given to each objective in this assessment in the discretion of the Chief Executive Officer.

        Senior Executive Incentive Plans.    The 2000 Senior Executive Incentive Plan (the "2000 Plan") was approved by the stockholders to provide participating executives with incentive compensation based upon the achievement of pre-established performance goals. In 2004, the stockholders approved the 2005 Senior Executive Incentive Plan which became effective January 1, 2005 (the "2005 Plan") and replaced the 2000 Plan. Both plans are designed to comply with Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. The Committee approves the specific executive officers who will participate each calendar year prior to, or at the time of, establishment of the performance objectives for a calendar year. In 2004, Messrs. Loveman, Atwood, Boushy, Brammell and Wilmott participated in the 2000 Plan. The 2000 Plan's objective for 2004 was a combination of earnings per share, income from operations, and return on invested capital. Bonus amounts are based on a matrix related to the targeted objective. Target bonuses can range from 140% to 160% of base salary depending on the grade level of the executive.

        The Committee has discretion to decrease bonuses under both the 2000 Plan and the 2005 Plan and it has been the Committee's practice to decrease the bonuses by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below. See the Summary Compensation Table on page 20 for specific bonus amounts paid to named executive officers.

        The Committee has determined that the executives named in the Summary Compensation Table and six other executive officers will participate in the 2005 Plan for the year 2005. The objective for the 2005 plan year is based on the Company's EBITDA. Under the plan, EBITDA means the Company's net income before deductions for interest expenses, income tax expense, depreciation expense and amortization expense, adjusted for the following income statement line items: write-downs, reserves and recoveries, project opening costs, and any gain or loss on early extinguishment of debt. As noted above, the Committee has authority to reduce bonuses earned under the 2005 Plan and also has authority to approve bonuses outside of the plan to reward executives for special personal achievement.

        Annual Management Bonus Plan.    Pursuant to our Annual Management Bonus Plan, at or near the beginning of each calendar year (a "plan year"), the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Senior Executive Incentive Plan) and other participants in the Plan. This objective can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support our business mission. For the 2004 plan year, the plan's objective was a combination of earnings per share, income from operations, return on invested capital, and customer satisfaction improvement. For the 2005 plan year, the objective remains the same as that of 2004.

        A bonus matrix is approved by the Committee based on the grade levels of participating executive officers and other participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of achievement. No bonus is awarded if less than a specified percentage of target is achieved unless an exception is approved by the Committee. For 2004, if the target objective was achieved, bonuses ranging from 45% to 105% of salary, depending on the executive's grade level, could have been earned. The bonus amounts as a percentage of salary could increase pursuant to a formula that is related to performance above the target objective, with a specified maximum bonus amount of 250% of target for the executive officers who participated in this Plan. For 2005, if the target objective is achieved, bonuses ranging from 45% to 105% of salary, depending on the executive's grade level, can be earned. The bonus amounts as a percentage of salary could increase pursuant to a formula that is related to performance above the target objective, with a specified maximum bonus amount of 250% of target for the executive officers who participated in this Plan.

        Because the Human Resources Committee and Chief Executive Officer have discretion to review an executive officer's personal performance, the actual bonus awarded pursuant to the Annual Management Bonus Plan may not follow the bonus matrix exactly. This involves a subjective decision by the Committee and the Chief Executive Officer pursuant to the Plan. The Committee also has authority to approve bonuses to award executives for special personal achievement.

        The Committee has authority under the Annual Management Bonus Plan to adjust any objective or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

        Equity Awards.    Equity awards in the forms of stock options have been approved by the Committee for executive officers and other participants in the Company's 2001 Executive Stock Incentive Plan and have been granted in the Committee's discretion. Stock options granted after 2001 have a term of seven years, with the Committee having authority to set different periods of time for vesting and the term of the options. Each executive officer is normally granted an equity award that will give such officer an estimated dollar value of stock compensation targeted to equal a percentage of salary. This percentage increases commensurate with the grade level of the officer and is determined by an assessment of competitive stock awards. The Committee determines awards that it believes will be suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing equity awards.

        Under the 2001 Executive Stock Incentive Plan, the Committee could grant stock options, restricted stock or a combination of both. During 2003 and 2004, the Committee granted primarily stock options for long-term compensation awards. See "Executive Officer Compensation" for details about grants to named executive officers.

        In 2004, the stockholders approved the 2004 Equity Incentive Award Plan (the "2004 Plan") and future equity awards will be derived from this plan. Under the 2004 Plan, the Committee has flexibility to approve a wide variety of equity awards. Beginning in 2005, awards to executive officers are expected to consist primarily of stock options or stock appreciation rights (which will be payable in stock upon vesting). Vesting for these awards would occur over a fixed number of years as determined by the Committee. The Committee may grant other types of awards under the 2004 Plan.

        The vesting of equity awards may be accelerated upon a change in control (as defined) under the conditions stated in the 2001 Plan and 2004 Plan. The Committee has authority to oversee all aspects of equity awards and can modify plans and the terms of grants, including change in control provisions, subject to the limitations on amendments stated in the plans.

        Our executive officers participate in a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Pursuant to the TARSAP Program, certain key executives were granted restricted stock awards (the "Restricted Shares") pursuant to the Company's Restricted Stock Plan.

        In 2000, the Committee approved the TARSAP II Program ("TARSAP II"), and the executive officers, other than Mr. Loveman, received awards under TARSAP II. The last award was made in May 2004. These awards fully vest on January 1, 2007, if the participating executive continues in active employment with the Company until that date. Portions of the TARSAP II Restricted Shares are eligible for earlier annual performance vesting at the rate of a 20% non-cumulative installment in 2006 based on the Company's financial performance in 2005, and the remaining unvested shares will vest on January 1, 2007. The performance targets for TARSAP II are recommended by the Committee and approved by the Board and can be modified in the same manner.

        If a change in control occurs (as defined), the unvested TARSAP II shares will vest. If a participant is on salary continuation and a change in control occurs, the participant would only be entitled to the next 20% vesting installment of TARSAP II shares not otherwise earned.

        The Committee has broad flexibility to oversee and amend TARSAP II and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. To help alleviate the tax burden of the TARSAP program on participants and to provide an incentive for executives to continue in employment, the Committee has approved a program whereby participants can defer the receipt of their vested TARSAP shares. The shares can be deferred to a specified date in the future or to six months after the participant's separation from service, whichever occurs first. The participant can elect to receive a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installments of shares over ten years. See the Summary Compensation Table for more information on grants under the TARSAP II to named executive officers. The American Jobs Creation Act of 2004 significantly impacted deferred compensation programs, including the program to defer receipt of vested TARSAP shares. The Company is currently evaluating the impact of the legislation on the deferral program.

        The amount of an equity award is not dependent on past corporate performance or on the amount of awards previously granted to an executive officer. The actual value of the equity compensation vesting each year depends on the market value of our common stock. We have no other long-term incentive plans for executive officers.

        Policy Concerning Tax Deductibility.    The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. For 2004, Messrs. Loveman and Atwood received total compensation over the $1 million deductibility limit so that $29,180 and $20,462 of Messrs. Loveman's and Atwood's total compensation, respectively, will not be deductible by the Company. The Company's Senior Executive Incentive Plans are intended to comply with Section 162(m) of the Code so that annual bonuses paid under these plans will be eligible for deduction by the Company. See "Senior Executive Incentive Plan" above.

        Chief Executive Officer's Compensation.    The objectives of our Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year, but in general relate to such matters as:

  •
  developing and implementing the Company's strategic direction;

  •
  maximizing shareholder value and increasing the Company's earnings per share to established goals;

  •
  fostering the Company's commitment to financial integrity, legal and regulatory compliance, and ethical business conduct;

  •
  preserving and enhancing the Company's leadership in promoting responsible gaming;

  •
  assuring customer satisfaction and loyalty through operational and service excellence and technological innovation;

  •
  successful integration of major acquisitions; and

  •
  pursuing new development opportunities for the Company.

        The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives in the discretion of the Committee.

        As Chief Executive Officer, Mr. Loveman's base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary were a subjective determination by the Committee, which based its decision upon his prior year's performance versus his objectives as well as upon an analysis of competitive salaries. The Committee sets objectives for the Chief Executive Officer each year. These are approved by the Board and are reviewed from time to time during the year by the Committee.

        Regarding annual bonus, for 2004 the Committee used the 2000 Senior Executive Incentive Plan to determine the Chief Executive Officer's bonus. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2004, the objective was a combination of earnings per share, income from operations, and return on invested capital. The target bonus under this plan for Mr. Loveman for 2004 was 160% of his base salary. For 2005, the 2005 Senior Executive Incentive Plan will be used to determine the Chief Executive Officer's bonus and his target bonus for 2005 is 0.5% of EBITDA. The Company has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive's bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan and pay a bonus in an amount that would have been paid under the Annual Management Bonus Plan if he was a participant under that plan. Under that plan, the Chief Executive's target for his 2004 bonus would have been 105% of salary, and for 2005 it would be 105% of salary. The bonus amount approved for the Chief Executive Officer's 2004 performance is set forth in the Summary Compensation Table.

        Regarding long term incentive compensation, it has been the Committee's policy to grant significant equity awards in the form of stock options to the Chief Executive Officer that are deemed highly competitive. Beginning with grants in 2002, annual grants vest in one-third increments over a three year period, with a seven-year term from date of grant. Option grants to the Chief Executive Officer in 2004 are detailed in the table titled "Option Grants in the Last Fiscal Year". The Committee has discretion to grant other forms of equity awards to the Chief Executive Officer. For 2005, the Committee's policy is to grant equity awards primarily in the form of stock options or stock appreciation rights pursuant to the 2004 Equity Incentive Award Plan.

Frank J. Biondi, Jr., Chairman
Ralph Horn Robert G. Miller Boake A. Sells
February 24, 2005

Performance of Harrah's Entertainment Common Stock and Dividends

        The line graph below compares the total cumulative return of our common stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) the Dow Jones Casinos Index. The graph assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return*
Among Harrah's Entertainment, Inc., the S&P 500 Index, and
the Dow Jones US Gambling Index

*
$100 INVESTED ON DECEMBER 31, 1999 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        There were no reportable relationships or transactions for 2004.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Human Resources Committee, Messrs. Biondi, Miller, Horn and Sells, are not current or former officers or employees of the Company or any of our subsidiaries. During 2004, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our Human Resources Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were met except with respect to Messrs. Boushy, Martin and Tolosa. A Form 4 reporting a stock option grant to Mr. Boushy, due October 15, 2004, was filed on October 19, 2004. A Form 4 reporting a stock grant to Mr. Martin, due November 3, 2004, was filed on November 4, 2004. A Form 4 reporting acquisitions of stock in a personal account of Mr. Tolosa, due April 2, 2004 and September 7, 2004, was filed on December 14, 2004.

OTHER INFORMATION

Certain Stockholders

        The table below sets forth, to the best of our knowledge, information regarding the beneficial owners of more than 5% of the Company's common stock as of December 31, 2004. The sources of this information are Schedules 13G filed by the listed beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005	13,401,198	(a)	11.8%
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	11,149,210	(b)	9.9%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	10,795,200	(c)	9.6%
Barclay's Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	10,212,613	(d)	9.11%
AMVESCAP PLC 11 Devonshire Square London EC2M 4YR England	7,338,495	(e)	6.55%
The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	6,100,000	(f)	5.4%
State Street Bank and Trust Company, Trustee 225 Franklin Street Boston, MA 02110	5,914,817	(g)	5.3%

(a)
Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc., has reported sole voting power as to 10,740,216 shares and sole dispositive power as to 13,401,198 shares. The source of this information is a Schedule 13G/A filed by Goldman Sachs Asset Management with the Securities and Exchange Commission and dated February 8, 2005.

(b)
Private Capital Management, L.P. has reported shared voting power and shared dispositive power as to these shares. The source of this information is a Schedule 13G/A filed by Private Capital Management, L.P. with the Securities and Exchange Commission and dated February 14, 2005.

(c)
Capital Research and Management Company has reported sole dispositive power as to these shares. The source of this information is a Schedule 13G/A filed by Capital Research and Management Company with the Securities and Exchange Commission and dated February 9, 2005.

(d)
Barclay's has reported sole voting power and sole dispositive power as to these shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The source of this information is a Schedule 13G filed by Barclay's with the Securities and Exchange Commission and dated February 14, 2005.

(e)
AMVESCAP PLC, on behalf of itself and its subsidiaries, has reported sole voting power and sole dispositive power as to these shares. The source of this information is a Schedule 13G filed by AMVESCAP PLC with the Securities and Exchange Commission and dated February 14, 2005.

(f)
The Growth Fund of America, Inc., an investment company advised by Capital Research and Management Company, has reported beneficial ownership of these shares. The source of this information is a Schedule 13G/A filed by Capital Research and Management Company with the Securities and Exchange Commission and dated February 9, 2005.

(g)
State Street Bank and Trust Company, acting in various fiduciary capacities, has reported sole voting power as to 3,091,153 shares, shared voting power as to 2,823,664 shares, and shared dispositive power as to 5,914,817 shares. The source of this information is a Schedule 13G/A filed by State Street Bank and Trust Company with the Securities and Exchange Commission and dated February 22, 2005.

Cost of Solicitation

        The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, some of our directors, officers or employees, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. We have retained D.F. King & Co. to assist in the solicitation of proxies with respect to our common stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

Stockholder Proposals for 2006 Annual Meeting

        For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2006 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., One Harrah's Court, Las Vegas, Nevada 89119, and must be received no later than November 3, 2005. In addition, our bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. Pursuant to our bylaws (but not as required by SEC Rule 14a-8 for inclusion in our proxy materials), in order for business to be properly brought before an annual meeting by a stockholder, including the nomination of a director, the stockholder's written notice of the matter must be received by the Corporate Secretary not less than 60 days nor more than 90 days before the meeting. (If the Company gives less than 70 days prior notice or prior public disclosure of the meeting, the stockholder's notice must be received by the close of business on the tenth day following the day the notice of the meeting was mailed or such public disclosure was made, whichever first occurs.) For the currently scheduled 2006 annual meeting (the date of which is not yet official), such notice must be received not earlier than January 25, 2006, and not later than February 24, 2006. To be in proper form, a stockholder's notice must include the specified information concerning the proposal or nominee as required by our bylaws and must otherwise comply with all applicable law. A copy of our bylaws is available to a stockholder by sending a written request to our Corporate Secretary. A proposal that meets all the requirements of our bylaws and applicable law but not the requirements of SEC Rule 14a-8 may be presented at the meeting but will not be included in the proxy statement for the 2006 annual meeting. Any matter that does not meet the requirements for submitting a proposal or nominee will not be eligible for presentation at the meeting and the chairman may refuse to acknowledge the introduction of any such proposal or nominee. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments.

By Direction of the Board of Directors

Stephen H. Brammell Corporate Secretary
Las Vegas, Nevada March 3, 2005

ANNEX A

HARRAH'S ENTERTAINMENT, INC.

BOARD OF DIRECTORS
CATEGORICAL STANDARDS FOR INDEPENDENCE

        The following categorical standards are used in determining whether a relationship is material and, thus, would disqualify a director from being independent:

  •
  In any of the past three fiscal years, the director was an employee of the Company or any of its subsidiaries, or an immediate family member of the director was an executive officer of the Company or any of its subsidiaries;

  •
  In any of the past three fiscal years, the director (or an immediate family member of the director) received more than $100,000 in a single year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  In any of the past three fiscal years, the director was affiliated with or employed by a present or former internal or external auditor of the Company or an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

  •
  In any of the past three fiscal years, the director (or an immediate family member of the director) was employed as an executive officer of another company where any of the Company's executives served on that company's compensation committee;

  •
  The director (or an immediate family member) was an executive officer or employee of another company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which in any of the past three fiscal years exceeded the greater of $1 million or two percent (2%) of such other company's consolidated gross revenues, or in the past or current fiscal year exceeded two percent (2%) of the Company's consolidated gross revenues for such fiscal year;

  •
  The director (or an immediate family member of the director) was an affiliate of a company that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount in the past or current fiscal year that exceeded two percent (2%) of either the Company's or such other company's consolidated gross revenues for its last full fiscal year;

  •
  The director (or an immediate family member of the director) is an affiliate or executive officer of another company to which the Company was indebted during the past or current fiscal year (other than as a non-agent participant of a syndicate of commercial lending institutions) and the total amount of indebtedness exceeds two percent (2%) of the total consolidated assets of the Company at the end of such fiscal year;

  •
  The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where the Company's (or an affiliated charitable foundation's) annual

A-1

    discretionary charitable contributions to the charitable organization, in the last or current fiscal year exceeds the greater of $1 million or two percent (2%) of that organization's consolidated gross revenues;

  •
  The director (or an immediate family member of the director) is a member of, or of counsel to, a law firm that provides legal services to the Company on a regular basis; or

  •
  The director is in a position of any substantially similar relationship to those listed above of which the Board is aware.

        For purposes of the foregoing, "affiliate" includes any person beneficially owning directly or indirectly in excess of 10% of the voting power of, or who is a general partner or a managing member of, such entity.

A-2

Harrah's Entertainment, Inc.
Annual Meeting of Stockholders
April 28, 2005 at 11:00 a.m.

Scintas Showroom
Rio All-Suite Hotel & Casino
3700 West Flamingo Road
Las Vegas, Nevada

A limited number of rooms have been reserved at the Rio
for our stockholders attending the 2005 Annual Meeting.
These rooms may be reserved through
April 15, subject to availability.
For reservations call (888) 746-7153 and refer to Group Code RHETSH5.

    If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2004 annual report electronically at our web site, http://investor.harrahs.com/annual.cfm

HARRAH'S ENTERTAINMENT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD APRIL 28, 2005

        The undersigned hereby appoints Gary W. Loveman and Stephen H. Brammell, and each of them, and his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on April 28, 2005 at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Stock Fund of the Company's Savings and Retirement Plan.

        All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

        To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone—simply follow the instruction on the reverse side of this card. If you choose to submit your voting instruction by mail, just mark, sign and date this proxy card on the reverse side and return it in the envelope provided.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE FOLLOWING BOX AND PROMPTLY RETURN THIS PROXY CARD.	☐	HARRAH'S ENTERTAINMENT, INC. P.O. BOX 11025 NEW YORK, N.Y. 10203-0025

IF YOU REQUEST TO ACCESS FUTURE PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY, AND AGREE TO DO SO, PLEASE MARK THIS BOX.	☐

PLEASE SIGN AND DATE ON REVERSE SIDE

HARRAH'S ENTERTAINMENT INC.	3 EASY WAYS TO VOTE YOUR PROXY

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/het		1-866-358-4701
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.
INTERNET AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

1-866-358-4701

CALL TOLL-FREE TO VOTE

☐

V    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET    V

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

1.
Election of Class III directors for three-year terms expiring at the 2008 Annual Meeting.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01—Barbara T. Alexander, 02—Frank J. Biondi, Jr., 03—Robert G. Miller and 04—Christopher J. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. If authority to vote for any nominee is not withheld, this signed proxy will be deemed to grant authority to vote for the nominee.)

*  Exceptions

2.
Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2005 calendar year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

To change your address, please mark this box.        ☐

S C A N    L I N E

Signatures of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.

Date	Share Owner sign here	Co-Owner sign here

QuickLinks

HARRAH'S ENTERTAINMENT, INC. NOTICE OF MEETING
TABLE OF CONTENTS
PROXY STATEMENT
QUESTIONS AND ANSWERS
BOARD OF DIRECTORS
Nominees for Director: Class III, Term to Expire 2008
Directors: Class I, Term Expires 2006
Directors: Class II, Term Expires 2007
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO DELOITTE & TOUCHE LLP
EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN THE LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN 2004 AND DECEMBER 31, 2004 OPTION VALUES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION
HARRAH'S ENTERTAINMENT, INC. BOARD OF DIRECTORS CATEGORICAL STANDARDS FOR INDEPENDENCE